Exhibit 99.1

NEWS RELEASE
COMPUWARE CORPORATION

Corporate Headquarters
One Campus Martius • Detroit, Michigan 48226
(313) 227-7300

For Immediate Release
October 10, 2014

Compuware Announces Spin-Off of Covisint

DETROIT, October 10, 2014 -- Compuware Corporation (Nasdaq: CPWR), the technology performance company, today announced that its board of directors has approved the distribution of all of its equity interest in Covisint (Nasdaq: COVS) to Compuware shareholders and holders of Compuware restricted stock units and has determined the approximate distribution ratios, record date and distribution date for the spin-off.

The Compuware board of directors has authorized the distribution to Compuware shareholders of all of its shares of Covisint common stock (31,384,920 shares as of today) on October 31, 2014, the distribution date, as a pro rata dividend on shares of Compuware common stock, and on shares of Compuware common stock deliverable under restricted stock units relating to Compuware common stock (“RSUs”), outstanding on October 20, 2014, the record date. Based on the number of Compuware shares outstanding and shares deliverable under RSUs as of October 8, 2014, holders of Compuware common stock are expected to receive approximately 0.1402 shares of Covisint common stock in the distribution with respect to each outstanding share of Compuware common stock they own at the close of business on the record date, and holders of RSUs are expected to receive approximately 0.1402 shares of Covisint common stock in the distribution with respect to each share of Compuware common stock deliverable under the RSUs they hold at the close of business on the record date. The actual distribution ratio for the Covisint common stock to be distributed per share of Compuware common stock and per RSU will be determined based on the actual number of shares of Compuware common stock outstanding on the record date and shares deliverable under RSUs outstanding on the record date.

“Today we announce the complete spin-off of Covisint, a move we believe will provide Covisint an even greater opportunity to thrive as a fully independent company while allowing Compuware to focus exclusively on driving continued success in its core APM and Mainframe businesses,” said Compuware CEO Bob Paul. “Additionally, this action by Compuware’s Board is the latest example of the company’s demonstrated commitment to maximizing the value we deliver back to shareholders.”

Fractional shares of Covisint common stock will not be distributed to Compuware shareholders or RSU holders. Instead, the fractional shares of Covisint common stock will be aggregated and sold in the open market, with the net proceeds distributed pro rata in the form of cash payments to Compuware shareholders and RSU holders who would otherwise receive Covisint fractional shares.

The spin-off is expected to be taxable for U.S. federal income tax purposes. Thus, the value of the Covisint common stock, as well as any cash received in lieu of fractional shares, will generally be taxable. Compuware shareholders and RSU holders should consult their tax advisors with respect to U.S. federal, state, local and foreign tax consequences of the distribution, including, without limitation, the potential imposition of withholding taxes on the distribution of Covisint common stock.

Compuware Announces Spin-Off of Covisint
October 10, 2014

Beginning on October 16, 2014 (the “ex-dividend date”), and continuing through the close of trading on the NASDAQ Global Select Market (“Nasdaq”) on October 31, 2014, the distribution date, the following markets will exist in Compuware and Covisint common stock (each of which will be traded on the Nasdaq):

•	Compuware common stock “regular way” market (Nasdaq: CPWR): Shares of Compuware common stock that will continue to trade in the regular way market, the same market in which they are currently traded. Beginning October 16, 2014, trades in Compuware common stock will not include any entitlement to shares of Covisint common stock to be distributed pursuant to the distribution. Holders of shares of Compuware common stock who sell Compuware shares, from and after the October 16, 2014 ex-dividend date and through the October 31, 2014 distribution date, will retain their right to receive Covisint shares, unless they separately sell such right in the Covisint “additional shares when issued” market (see below).

•	Covisint common stock “regular way” market (Nasdaq: COVS): The regular way market is the same market for Covisint common stock that has been in existence since Covisint commenced its initial public offering of common stock in September 2013.

•	Covisint common stock “additional shares when issued” market (Nasdaq: COVSV): The additional shares when issued market for Covisint common stock relates to the shares of Covisint common stock that will be distributed to Compuware shareholders on the distribution date. Holders of Compuware shares entitled to receive shares of Covisint common stock in the distribution may separately sell their entitlement to the shares of Covisint common stock beginning October 16, 2014 through October 31, 2014, in the Covisint common stock additional shares when issued trading market.

All trades in the “regular way” markets will settle on the third trading day after the trade date. All trades in the Covisint “additional shares when issued” market will settle on November 6, 2014, irrespective of the trade date.

Compuware common stock trades on Nasdaq under the symbol “CPWR.” Covisint common stock trades on Nasdaq under the symbol “COVS.”

Compuware Corporation

Compuware Corporation is the technology performance company, and we exist solely to help our customers optimize the performance of their most important and innovative technologies-those that drive their businesses forward. Today, more than 7,100 companies, including many of the world's largest organizations, depend on Compuware and our new generation approach to performance management to do just that. Learn more at: http://www.compuware.com.

Additional Information and Where to Find It

On October 6, 2014, Compuware filed a preliminary proxy statement with the SEC in connection with the solicitation of proxies for a special meeting of shareholders related to the proposed acquisition of Compuware by affiliates of Thoma Bravo, LLC. Prior to the special meeting, Compuware will file with the SEC a definitive proxy statement, together with a WHITE proxy card. Promptly after filing the definitive proxy statement with the SEC, Compuware will mail the definitive proxy statement and a WHITE proxy card to each shareholder entitled to vote at the special meeting. INVESTORS AND SECURITY HOLDERS OF COMPUWARE ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The definitive proxy statement (including the WHITE proxy card), the preliminary proxy statement, and any other documents filed by Compuware with the SEC (when they become available), may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at Compuware’s website (http://www.compuware.com) or by writing to Compuware’s Secretary at One Campus Martius, Detroit, MI 48226.

Compuware Announces Spin-Off of Covisint
October 10, 2014

Participants in the Solicitation

Compuware and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Compuware’s shareholders with respect to the proposed acquisition of Compuware by affiliates of Thoma Bravo, LLC. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Compuware’s shareholders is available in Compuware’s preliminary proxy statement. Additional information about Compuware’s directors and executive officers is set forth in the proxy statement on Schedule 14A filed with the SEC on February 14, 2014, and the Annual Report on Forms 10-K and 10-K/A for the fiscal year ended March 31, 2014.

Press Contact

Lisa Elkin, Senior Vice President, Marketing, Communications and Investor Relations, +1-313-227-7345

Certain statements in this release that are not historical facts, including those regarding the Company’s future plans, objectives and expected performance, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this release. While we believe any forward-looking statements we have made are reasonable, actual results could differ materially since the statements are based on our current expectations and are subject to risks and uncertainties. These risks and uncertainties are discussed in the Company’s reports filed with the Securities and Exchange Commission. Readers are cautioned to consider these factors when relying on such forward-looking information. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.